EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of PrivateBancorp, Inc. for the registration of debt securities, junior subordinated debentures, trust preferred securities of PrivateBancorp Capital Trust IV, preferred stock, common stock, warrants, depository shares, purchase contracts, units and guarantee of trust preferred securities, and the related Prospectus and Prospectus Supplement for the trust preferred securities of PrivateBancorp Capital Trust IV of PrivateBancorp, Inc. and to the incorporation by reference therein of our reports dated February 28, 2008, with respect to the consolidated financial statements of PrivateBancorp, Inc, and the effectiveness of internal control over financial reporting of PrivateBancorp, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
     /s/ Ernst & Young
ERNST & YOUNG LLP
Chicago, Illinois
May 8, 2008